EXHIBIT 99.1

CONTACT:
Geoffrey Mogilner	Joseph N. Jaffoni, Carol Young
Midway Games Inc.	Jaffoni & Collins Incorporated
(773) 961-2222	(212) 835-8500
gmogilner@midway.com	mwy@jcir.com
MIDWAY REPORTS 2005 Q2 RESULTS
Chicago, Illinois, August 4, 2005 — Midway Games Inc. (NYSE: MWY) today announced results of operations for the three month period ended June 30, 2005. The Company also updated its guidance for the year ending December 31, 2005 and provided revenue and earnings guidance for the third quarter ending September 30, 2005.
SECOND QUARTER RESULTS
Net revenues for the 2005 second quarter were $36.9 million, compared with 2004 second quarter net revenues of $47.3 million. The 2005 second quarter loss applicable to common stock was $29.9 million or a loss of $0.35 per share, compared with a 2004 second quarter loss applicable to common stock of $11.2 million or a loss of $0.17 per share. The second quarter results were below previously provided expectations primarily due to lower-than-forecasted sales of Unreal Championship 2, as well as the writedown of capitalized product development costs for upcoming releases and the need for additional reserves for markdowns.
Other recent operating and financial highlights include:
•	During the 2005 second quarter, Midway released Area 51 for PlayStation 2, Xbox, and PC, and Unreal Championship 2 for Xbox in North America and Europe. Area 51 was a top 5-selling Xbox game and #6 overall game for the month of May in the U.S. according to NPD Funworld. In addition, in the United Kingdom, Area 51 was in the top 10 for four weeks according to Chart Track;

•	Several of Midway’s upcoming games shown at this year’s E3 industry trade event in Los Angeles received nominations for Game Critics Awards including Best Fighting Game for Mortal Kombat: Shaolin Monks and Best Sports Game for Blitz: The League;

•	Also at E3, Midway announced its first next generation title, Stranglehold, which is being developed in collaboration with world-renowned action film director, John Woo, and starring Chow Yun-Fat. In addition, the Company announced Unreal Tournament 2007 for PC, in development at Epic Games, Inc.;

•	Midway announced on June 27, 2005, a strategic relationship with MTV, a division of Viacom, Inc., to jointly market three upcoming video game titles, beginning with the release of L.A. RUSH, expected to ship in the 2005 fourth quarter;

•	Midway announced this morning an agreement with Warner Bros. Interactive Entertainment for the rights to publish interactive games based on the upcoming computer animated motion picture The Ant Bully. This is the second animated film in partnership with Warner Bros. Interactive Entertainment, along with the previously announced adaptation of Happy Feet; and

•	Midway announced this morning that it had acquired development studio Ratbag Holdings Pty Ltd., based in Australia, expanding the Company’s internal product development organization globally.
David F. Zucker, president and chief executive officer, commented, “Extending our reputation for producing high-quality frontline titles, Midway’s second quarter product releases, Area 51 and Unreal Championship 2, generated an enthusiastic response from critics and the gaming community. Importantly, our upcoming holiday lineup is garnering early positive feedback from reviewers.”
Mr. Zucker continued, “Our efforts to expand our publishing business through strategic partnerships such as with MTV and Warner Bros. Interactive Entertainment, and to grow our internal product development capabilities through acquisitions and organic growth, demonstrate that Midway’s turnaround strategy continues to gain momentum. We are committed to creating high-quality innovative content for this and the next console cycle, and we have assembled excellent internal development teams and global marketing resources to support this goal.”
OUTLOOK
For the quarter ending September 30, 2005, the Company expects net revenues of approximately $30 million, with a net loss of approximately $19 million. During the quarter, Midway expects to release Mortal Kombat: Shaolin Monks for PlayStation 2 and Xbox, Midway Arcade Treasures 3 for PlayStation 2, Xbox, and GameCube, and a compilation of Midway Arcade Treasures 2 and 3 for the PC. Midway also expects to ship The Suffering: Ties that Bind for PlayStation 2, Xbox, and PC at the end of September, 2005, although due to the timing of its shipment at the end of the quarter, the Company expects to recognize the associated revenues in the fourth quarter.
During the fourth quarter of 2005, Midway expects to release Gauntlet: Seven Sorrows for PlayStation 2 and Xbox, Blitz: The League for PlayStation 2 and Xbox, Ed, Edd n Eddy: The Mis-Edventures for PlayStation 2, Xbox, GameCube, GameBoy Advance, and PC, and L.A. RUSH for PlayStation 2 and Xbox. In addition, the Company also expects to release its first two PlayStation Portable (PSP) titles: Mortal Kombat: Deception Unchained and Midway Arcade Treasures: Extended Play during the quarter.
“We are very excited about our product lineup for the next two quarters as we look to launch a diverse lineup of games that include several key Midway franchises, new family-friendly products and our first-ever PSP titles. We are committed to investing in our internal development resources and recruiting top industry talent, as evidenced by our acquisition of Ratbag, to establish the infrastructure necessary to build scale and succeed in the next generation. In addition, with the expectation of a crowded fourth quarter market for real-time strategy titles, we believe it is prudent to shift Rise & Fall: Civilizations at War to 2006 to benefit from a less competitive release window,” added Mr. Zucker.

For the year ending December 31, 2005, Midway has revised its revenue expectations in part due to the rescheduling of the release date for Rise & Fall: Civilizations at War to the first quarter of 2006 from the fourth quarter of 2005. As such, for the year ending December 31, 2005, the Company now expects net revenues of approximately $200 million, as compared to the Company’s previous estimate of $225 million. Additionally, the Company now expects a net loss of approximately $60 million, an increase from the Company’s prior expectation of a net loss of approximately $47 million.
CONFERENCE CALL
Midway Games Inc. is hosting a conference call and simultaneous webcast open to the general public at 4:45 p.m. EDT today, Thursday, August 4, 2005. The conference call number is (706) 758-2388; please call five minutes in advance to ensure that you are connected prior to the presentation. Interested parties may also access the live call on the Internet at www.investor.midway.com or at www.fulldisclosure.com. Please log-on fifteen minutes in advance to ensure that you are connected prior to the call’s initiation. Following its completion, a replay of the call can be accessed until August 6 at 6:45 p.m. EDT, by dialing 800/633-8284 or 402/977-9140 (international callers). The access code for the replay is 21251505. Additionally, a replay of the call will be available for twelve months on the Internet via www.investor.midway.com.
ABOUT MIDWAY
Headquartered in Chicago, IL with offices in San Diego, CA, Seattle, WA, Austin, TX, Los Angeles, CA, Munich, Germany, London, UK, and Adelaide, AUS, Midway Games Inc. (NYSE:MWY) is a leading developer and publisher of interactive entertainment software for major video game systems. More information about Midway can be obtained at www.midway.com.
This press release contains “forward-looking statements” within the meaning of the federal securities laws concerning future business conditions and the outlook for Midway Games Inc. (the “Company”) based on currently available information that involve risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, the upcoming console platform transition and other technological changes, dependence on major platform manufacturers, adequacy of capital resources and other risks more fully described under “Item 1. Business — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and in the more recent filings made by the Company with the Securities and Exchange Commission.
– tables follow –

Midway Games Inc., 8/4/05	page 4
MIDWAY GAMES INC.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three-Months Ended		Six-Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Net revenues	$36,926	$47,286	$50,741	$67,417

Cost of sales:
Product costs and distribution	13,904	17,395	18,970	26,570
Royalties and product development	21,165	13,295	24,695	19,620

Total cost of sales	35,069	30,690	43,665	46,190

Gross profit	1,857	16,596	7,076	21,227

Research and development expense	10,444	8,518	19,410	13,587
Selling and marketing expense	15,779	12,618	23,059	21,696
Administrative expense	4,469	4,425	8,649	8,734

Operating loss	(28,835)	(8,965)	(44,042)	(22,790)
Interest income	490	257	1,118	355
Interest expense	(371)	(394)	(724)	(572)
Other income and (expense), net	(806)	(64)	(1,439)	(2)

Loss before income taxes	(29,522)	(9,166)	(45,087)	(23,009)
Provision for income taxes	328	328	656	656

Net loss	(29,850)	(9,494)	(45,743)	(23,665)
Preferred stock dividends:
Distributed	63	876	126	1,379
Imputed	1	833	3	1,143
Loss applicable to common stock	$(29,914)	$(11,203)	$(45,872)	$(26,187)

Basic and diluted loss per share of common stock	$(0.35)	$(0.17)	$(0.53)	$(0.43)

Average number of shares outstanding	85,941	67,177	85,792	61,503

– balance sheet follows –

Midway Games Inc., 8/4/05	page 5
MIDWAY GAMES INC.
Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2005	2004
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$59,221	$118,313
Receivables, net	13,169	15,724
Inventories	5,495	6,893
Capitalized product development costs	41,131	27,850
Prepaid expenses and other current assets	5,693	6,570

Total current assets	124,709	175,350
Capitalized product development costs	1,047	809
Property and equipment, net	19,279	15,470
Goodwill	39,577	39,533
Other assets	11,770	11,155

Total assets	$196,382	$242,317

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,814	$6,673
Accrued compensation and related benefits	2,947	5,183
Accrued royalties	2,186	3,493
Accrued selling and marketing	2,742	3,525
Current portion of long-term debt	3,333	3,333
Other accrued liabilities	11,006	11,249

Total current liabilities	31,028	33,456
Long-term debt	8,611	10,278
Deferred income taxes	7,429	6,773
Other noncurrent liabilities	681	340

Redeemable convertible preferred stock, Series D, redeemable at $4,460	4,456	4,453

Stockholders’ equity:
Common stock	881	879
Additional paid-in capital	393,365	392,177
Accumulated deficit	(236,355)	(190,612)
Accumulated translation adjustment	(873)	(1,420)
Deferred compensation	(3,213)	(4,379)
Treasury stock	(9,628)	(9,628)

Total stockholders’ equity	144,177	187,017

Total liabilities and stockholders’ equity	$196,382	$242,317

– supplemental data follow –

Midway Games Inc., 8/4/05	page 6
MIDWAY GAMES INC.
Net Revenue by Platform
(in thousands)

	Three-Months
	Ended June 30,
Platform	2005		2004

Sony PlayStation 2	$13,801	37.4%	$28,822	61.0%
Microsoft Xbox	18,087	49.0%	16,527	34.9%
Nintendo Gamecube	210	0.6%	348	0.7%
Nintendo Game Boy Advance	174	0.5%	35	0.1%
Personal Computer	2,153	5.8%	0	0.0%
Royalties and Other	2,501	6.7%	1,554	3.3%

Total	$36,926	100.0%	$47,286	100.0%

MIDWAY GAMES INC.
Net Revenue by Geography
(in thousands)

	Three-Months
	Ended June 30,
Region	2005		2004

North America	$24,798	67.2%	$42,255	89.4%
International	12,128	32.8%	5,031	10.6%

Total	$36,926	100.0%	$47,286	100.0%

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